Exhibit 10.4

	Incentive Stock Option	Participant:
	Nonstatutory Stock Option	Date:

STOCK OPTION EXERCISE NOTICE

Aspen Neuroscience, Inc.
Attention: Chief Financial Officer

Ladies and Gentlemen:

1.
Option. I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of Aspen Neuroscience, Inc. (the “Company”) pursuant to the Company’s 2018 Stock Plan (the “Plan”), my Notice of Grant of Stock Option (the “Grant Notice”) and my Stock Option Agreement (the “Option Agreement”) as follows:

Date of Grant:
Number of Option Shares:
Exercise Price per Share:	$

2.
Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares, in accordance with the Grant Notice and the Option Agreement:

Total Shares Purchased:
Total Exercise Price (Total Shares X Price per Share)	$

3.
Payments. I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

	Cash:	$

	Check:	$

	Stock Tender Exercise:	Contact Plan Administrator

	Cashless Exercise:	Contact Plan Administrator

	Net Exercise:	Contact Plan Administrator

4.
Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with the Option. If I am exercising a Nonstatutory Stock Option, I enclose payment in full of my withholding taxes, if any, as follows:

(Contact Plan Administrator for amount of tax due.)

	Cash:	$

	Check:	$

5.
Participant Information.

My address is:

My Social Security Number is:

6.
Notice of Disqualifying Disposition. If the Option is an Incentive Stock Option, I agree that I will promptly notify the Chief Financial Officer of the Company if I transfer any of the Shares within one (1) year from the date I exercise all or part of the Option or within two (2) years of the Date of Grant.
7.
Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Grant Notice, the Option Agreement, including the Right of First Refusal set forth therein, and the Plan, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.
8.
Transfer. I understand and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that consequently the Shares must be held indefinitely unless they are subsequently registered under the Securities Act, an exemption from such registration is available, or they are sold in accordance with Rule 144 or Rule 701 under the Securities Act. I further understand and acknowledge that the Company is under no obligation to register the Shares. I understand that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless they are registered or such registration is not required in the opinion of legal counsel satisfactory to the Company.

I am aware that Rule 144 under the Securities Act, which permits limited public resale of securities acquired in a nonpublic offering, is not currently available with respect to the Shares and, in any event, is available only if certain conditions are satisfied. I understand that any sale of the Shares that might be made in reliance upon Rule 144 may only be made in limited amounts in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to me upon request.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Grant Notice and my Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

ASPEN NEUROSCIENCE, INC.

By:

Title:

Dated: